UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)July 8, 2015

INTERSIL CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-29617	59-3590018
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation		Identification No.)

1001 Murphy Ranch Road Milpitas, California		95035
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(408) 432-8888

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (d) On July 7, 2015, the Board of Directors (the “Board”) of Intersil Corporation (“Intersil”) increased the size of Intersil’s Board from eight to nine members and elected Ernest Maddock as a director.  Mr. Maddock has not yet been appointed to serve as a member of any committees of the Board.

As a director of Intersil, Mr. Maddock will receive cash compensation at the rate of $50,000 per year paid in quarterly installments. Pursuant to Intersil’s director equity compensation program as disclosed in its 2015 Proxy Statement, Mr. Maddock has been awarded: 1) a one-time new director grant of deferred stock units (“DSUs”) having a market value of $75,000 with the number of DSUs being calculated using the closing price of Intersil common stock on the NASDAQ exchange on July 7, 2015 and vesting over a three-year period; 2) a one-time new director grant of stock options with a market value of $75,000 with the number of option shares being calculated using the value of an option share on July 7, 2015 and vesting over a three-year period; and 3) a pro-rated annual director award consisting of the annual director award of 8,475 DSUs prorated daily to reflect the period from his date of election to the expected date of the 2016 Annual Meeting of Shareholders and vesting in full the day before such 2016 Annual Meeting.

Intersil will enter into its standard form of indemnity agreement with Mr. Maddock whereby he will be indemnified to the fullest extent permitted by Delaware law for certain liabilities to which he may become subject as a result of his affiliation with Intersil.

There are no related party transactions between the Company and Mr. Maddock that are subject to disclosure under Item 404(a) of Regulation S-K.

A copy of the press release issued on July 8, 2015, regarding the election of Mr. Maddock is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release Issued by Intersil Corporation on July 8, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERSIL CORPORATION

Date:	July 8, 2015	By:	/s/ Thomas C. Tokos
		Name:	Thomas C. Tokos
		Title:	Sr. Vice President, General Counsel and Secretary